Exhibit 5.1

JONES DAY

NORTH POINT  •  901 LAKESIDE AVENUE  •  CLEVELAND, OHIO  44114-1190

TELEPHONE: (216) 586-3939  •  FACSIMILE: (216) 579-0212

May 23, 2011

Cintas Corporation

6800 Cintas Boulevard

P.O. Box 625737

Cincinnati, OH  45262-5737

Re:                               $250,000,000 Aggregate Principal Amount of 2.85% Senior Notes due 2016 and
                                                $250,000,000 Aggregate Principal Amount of 4.30% Senior Notes due 2021
                                                of Cintas Corporation No. 2

Ladies and Gentlemen:

We have acted as counsel for Cintas Corporation, a Washington corporation (the “Parent”), Cintas Corporation No. 2, a Nevada corporation (the “Issuer”), Cintas Corporation No. 3, a Nevada corporation (“Cintas No. 3”), Cintas Corp. No. 8, Inc., a Nevada corporation (“Cintas No. 8”), Cintas Corp. No. 15, Inc., a Nevada corporation (“Cintas No. 15” and, collectively with the Parent, Cintas No. 3 and Cintas No. 8, the “Non-Covered Guarantors”), Cintas-RUS, L.P., a Texas limited partnership (“Cintas-RUS”), and Cintas Corporate Services, Inc., an Ohio corporation (“Cintas Services” and, together with Cintas-RUS, the “Covered Guarantors”), in connection with the issuance and sale of $250,000,000 aggregate principal amount of 2.85% Senior Notes due 2016 of the Issuer (the “2016 Notes”) and $250,000,000 aggregate principal amount of 4.30% Senior Notes due 2021 of the Issuer (the “2021 Notes” and, together with the 2016 Notes, the “Notes”), and the full and unconditional guarantee of the Notes (the “Guarantees”) by the Non-Covered Guarantors and the Covered Guarantors (collectively, the “Guarantors”), pursuant to the Underwriting Agreement, dated as of May 18, 2011 (the “Underwriting Agreement”), by and among the Issuer, the Guarantors and KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC, acting as representatives of the several underwriters named therein (the “Underwriters”).  The Notes and the Guarantees are to be issued pursuant to an indenture, dated as of May 28, 2002, by and among the Parent, the Issuer, the other Guarantors party thereto, and U.S. Bank National Association (as successor trustee to Wachovia Bank, National Association), as trustee (the “Trustee”), as amended and supplemented (the “Indenture”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1)  The Notes, when they are executed by the Issuer and authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Issuer.

(2)  The Guarantees, when they are executed by the Guarantors and delivered to the Underwriters against payment for the Notes in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Guarantors.

ATLANTA  •  BEIJING  •  BRUSSELS  •  CHICAGO  •  CLEVELAND  •  COLUMBUS  •  DALLAS  •  DUBAI  •  FRANKFURT  •  HONG KONG  •  HOUSTON IRVINE  •  LONDON  •  LOS ANGELES  •  MADRID  •  MEXICO CITY  •  MILAN  •  MOSCOW  •  MUNICH  •  NEW DELHI  •  NEW YORK  •  PARIS PITTSBURGH  •  SAN DIEGO  •  SAN FRANCISCO  •  SHANGHAI  •  SILICON VALLEY  •  SINGAPORE  •  SYDNEY  •  TAIPEI  •  TOKYO  •  WASHINGTON

For purposes of the opinions expressed herein, we have assumed that (i) the definitive terms of the Notes will be established in accordance with the provisions of the Indenture and (ii) the Trustee has authorized, executed and delivered the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

In rendering the foregoing opinions, we have assumed that (i) each of the Issuer and the Non-Covered Guarantors is a corporation existing and in good standing under the laws of its jurisdiction of incorporation (each, a “Jurisdiction”), (ii) the Notes or the Guarantees, as applicable, (A) have been authorized by all necessary corporate action of the Issuer and the Non-Covered Guarantors, (B) will be executed and delivered by the Issuer and the Non-Covered Guarantors under the laws of the applicable Jurisdiction and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Notes or the Guarantees, as applicable, by the Issuer and the Non-Covered Guarantors do not violate or conflict with the laws of the applicable Jurisdiction or the terms and provisions of the articles of incorporation or bylaws of each of the Issuer and the Non-Covered Guarantors.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to the laws of the State of New York, the laws of the State of Texas and the laws of the State of Ohio, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Parent and incorporated by reference into the Registration Statement on Form S-3, as amended (Registration No. 333-160926) (the “Registration Statement”), filed by the Issuer to effect the registration of the Notes and the Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day